SETTLEMENT AND RELEASE AGREEMENT

This Settlement and Release Agreement (the "Agreement") is entered into effective as of the ___th day of ____________, 2015 by and between Cherubim Interests, a Nevada Corporation (the "Company"), and __________________ (“Debt Holder”), collectively referred to hereinafter as the “Parties” or individually as a “Party”.

WHEREAS, Debt Holder is entitled to receive ______________________ Dollars ($_______), on the books and records of the Company (the “Debt”);

WHEREAS, the Parties desire to enter into a settlement and release in respect of the Debt;

WHEREAS, contemporaneous with, and a condition to the effectiveness of this Agreement, Debt Holder has entered into that certain Subscription Agreement with the Company, which shall form an exhibit hereto and by this reference incorporated herein (“Subscription Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.

Settlement Payment.  Subject to all of the conditions, covenants, obligations, and restrictions of this Agreement, the Company agrees to pay, or otherwise cause Debt Holder to receive, the following (the “Settlement Payment”):

1.1.

Share Issuance.  The Company shall issue to Debt Holder _________________ (___________) shares of the Company’s Series “B” Preferred Stock in the manner set forth in the Subscription Agreement (the “Settlement Shares”).

2.

Acknowledgment of Full Payment for the Settled Debt.  Debt Holder acknowledges that the consideration provided in Section 1 above constitutes full and complete satisfaction for the Debt owed to Debt Holder and that no future liability exists therefrom.

3.

Release of Claims.  In consideration of and conditioned upon the receipt of all of the consideration received by each Party pursuant to this Agreement, on behalf of itself and each of its partners, affiliates, associates, attorneys, agents, representatives, predecessors, successors, and assigns, past, present, and future, hereby releases and forever discharges the other Parties and each of their partners, affiliates, associates, officers, directors, shareholders, employees, attorneys, accountants, insurers, agents, representatives, predecessors, successors, and assigns, past, present, and future, whether in their incorporeal, individual, or professional capacities, from any and all legal claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, administrative complaints, obligations, controversies, debts, costs, expenses, damages, judgments, claims for equity, claims for client equity or fees, orders, and liabilities of whatever kind or nature in law, equity, or otherwise, whether now known or unknown, suspected or unsuspected, concealed or hidden, of any kind or nature whatsoever, which have ever existed or may have existed, or which do exist or which hereafter can, shall, or may exist arising out of any matter, cause, fact, thing, act, or omission whatsoever, occurring or existing at any time prior to and including the date of this Agreement as it pertains to the Debt.

4.

Non-Assignment of Claims.  Each Party represents and warrants that he or it has not assigned or transferred or attempted to assign or transfer to anyone any right, suit, demand, action, or cause of action based upon or arising out of or pertaining to or concerning or connected with any of the matters or things released herein.  Each Party shall indemnify and hold harmless the other Party from and against any and all actions or causes of action based upon or arising in connection with any such assignment or transfer or any attempted assignment or transfer or any such action or other matter.

5.

Post-Settlement Actions.  The Parties desire to provide for an amicable settlement and, accordingly, agree that after the date hereof they shall not do anything to disparage or impair the business or business reputation of the other Party.

6.

Further Assurances.  The Parties intend this Agreement to be a complete and final settlement of the Debt between them. Accordingly, each Party agrees to execute such further documents and to take such further actions as may be necessary or desirable to finally and fully settle all matters pertaining to the Debt which have arisen or which may subsequently arise between them.

7.

Notices.  Any notice required hereunder to be given by either Party shall be in writing and shall be delivered personally or sent by certified or registered mail, postage prepaid, or by private courier, with written verification of delivery, or by facsimile transmission to the other Party to the address or telephone number set forth below or to such other address or telephone number as either Party may designate from time to time according to this provision.  A notice delivered personally shall be effective upon receipt.  A notice sent by facsimile transmission shall be effective twenty-four hours after the dispatch thereof.  A notice delivered by mail or by private courier shall be effective on the third day after the day of mailing.

If to the Company, to: Patrick Johnson Cherubim Interests 1304 Norwood Dr. Bedford, Texas 76022 Facsimile:	If to Debt Holder, to: Facsimile:
Email:	Email:

8.

Severability.  If any provision of this Agreement is found to be unenforceable by a court of competent jurisdiction, the remaining provisions shall nevertheless remain in full force and effect.

9.

Entire Agreement.  This Agreement constitutes the full and complete understanding of the Parties hereto with respect to the subject matter covered herein and supersedes all prior oral or written understandings and agreements with respect thereto.  No modification or amendment to this Agreement shall be effective unless it is contained in a written document that is signed by both Parties.

10.

Governing Law.  This Agreement shall be governed and construed in accordance with the laws of Nevada. The Parties further agree that proper venue and jurisdiction for any dispute under this Agreement shall lie with the courts located in Nevada.

IN WITNESS WHEREOF, the Parties have each signed this Agreement either personally or by its duly authorized representative to be effective as of the date first given above.

CHERUBIM INTERESTS

By ________________________________

    Patrick Johnson, Chief Executive Officer

DEBT HOLDER

By___________________________________

    ___________________, individually

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